Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809
Lisa L. Curran	(651) 293-2185

ECOLAB DELIVERS VERY STRONG SECOND QUARTER ADJUSTED EPS

Reported diluted EPS $0.69; adjusted EPS +19% to $0.86, beating forecast

2013 adjusted EPS forecast range increased to $3.48 to $3.56, +17% to 19%

2013 SECOND QUARTER HIGHLIGHTS:

•                  Reported diluted EPS $0.69

•                  Record adjusted EPS $0.86, +19%, excluding special gains and charges and discrete tax items, driven by solid sales growth, strong operating margin improvement and better than expected results from Champion

•                  Reported sales +13%; acquisition adjusted fixed currency sales +6%

	Second Quarter Ended June 30
	(unaudited)
	Reported			Adjusted*
	Second Quarter		%	Second Quarter		%
(Millions, except per share)	2013	2012	change	2013	2012	change

Net Sales	$3,337.8	$2,958.7	13%	$3,337.8	$2,958.7	13%
Operating Income	352.3	326.5	8%	441.1	371.2	19%
Net Income Attributable to Ecolab	213.1	184.5	16%	265.5	214.5	24%

Diluted Net Income Per Share	$0.69	$0.62	11%	$0.86	$0.72	19%

* Operating income, net income and diluted net income per share are adjusted for special gains and charges and discrete tax items.

ST. PAUL, Minn., July 30, 2013:  Ecolab Inc. delivered very strong second quarter earnings led by better than expected results from Champion, continued margin gains and improving underlying sales growth, which along with a lower tax rate produced a 19% adjusted earnings per share increase over last year.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “We had a very good quarter. We successfully strengthened our underlying business momentum through good new business gains, effective deployment of new program launches which enabled us to further help our customers meet their operating and sustainability goals, and continued delivery of committed synergies.  In addition, our newly-acquired Champion business performed above our expectations which added to an already strong performance.

“Going forward, our focus will remain on driving our business through excellent execution. We believe we are well positioned for the future. However, the global economic backdrop remains challenging. In order to grow, we know we must continue to generate new business with both new and existing customers. The only way to reliably do that is to continue to increase our capabilities as a supplier in ways that make a difference for our customers. This means continuing our focus on developing and deploying technology that matters, continuing to develop our ability to meet our customer’s service needs around the world, continuing to build our team and continuing to streamline our operations to be more effective, efficient and responsive.

“This focus on customer value and execution has led to our strong first half results, and we expect will enable us to deliver further attractive growth over the balance of 2013.  As part of this outlook, we have increased our full year adjusted earnings forecast to $3.48 to $3.56 per share, representing a 17% to 19% increase versus 2012.”

Quarter overview

	Second Quarter Ended June 30
	(unaudited)
	Reported		%	Adjusted Fixed Currency*		%
(Millions)	2013	2012	Change	2013	2012	Change
Net Sales	$3,337.8	$2,958.7	13%	$3,356.3	$2,946.2	14%
Operating Income	352.3	326.5	8%	444.4	370.7	20%

* Operating income is adjusted for special gains and charges

Ecolab’s reported sales rose 13% to a record $3.3 billion in the second quarter of 2013.  Fixed currency sales rose 14%.  Second quarter 2013 acquisition adjusted fixed currency sales rose 6%.

Acquisition adjusted growth rates exclude the results of any acquired business, with the exception of Champion, for the first twelve months post acquisition and exclude the results of any divested businesses for the previous twelve months prior to divestiture. Specific to the Champion transaction, due to the rapid pace at which the business is being fully integrated within our Global Energy segment, including all customer selling activity, discrete financial data specific to the legacy Champion business is not necessarily available post acquisition. As such, to allow for the most meaningful period-over-period comparison, specific to the Champion transaction, Champion’s results for the comparable period of the prior year have been included for purposes of providing acquisition adjusted growth rates.

Second quarter 2013 reported operating income increased 8% to $352 million. Both reported second quarter 2013 and 2012 results include special gains and charges.  Excluding special gains and charges, second quarter 2013 adjusted operating income of $441 million increased 19% compared with second quarter 2012 adjusted operating income.  Excluding special gains and charges and at fixed currency rates, second quarter 2013 adjusted fixed currency operating income of $444 million increased 20% when compared with second quarter 2012 adjusted fixed currency operating income.  Second quarter 2013 adjusted fixed currency operating income, adjusted for acquisitions, increased 18%.

Second quarter 2013 reported net income attributable to Ecolab increased 16% to $213 million, representing $0.69 per diluted share, and included special gains and charges and discrete tax net benefits.

Second quarter 2013 adjusted net income attributable to Ecolab rose 24% to $266 million, and adjusted diluted earnings per share increased 19% to $0.86, when compared with second quarter 2012 adjusted diluted earnings per share of $0.72.  Currency translation had a negative impact of $0.01 per share on reported and adjusted diluted earnings per share in the second quarter of 2013.

Segment review

Second quarter 2013 sales for the Global Industrial segment, when measured at fixed currency rates, rose 4% to $1,220 million and fixed currency operating income increased 17% to $157 million compared with the year ago period.  Acquisition adjusted fixed currency second quarter 2013 sales rose 3%, with similar acquisition adjusted gains in Global Food & Beverage, Global Water and Global Paper; acquisition adjusted fixed currency operating income increased 16%. Regionally, Asia Pacific and Latin America enjoyed good growth, with the other regions recording more modest sales gains. When measured at public currency rates, Global Industrial sales were $1,213 million and operating income was $156 million.

Second quarter 2013 sales for the Global Institutional segment, when measured at fixed currency rates, rose 3% to $1,055 million, led by strong Global Specialty sales growth.  Fixed currency operating income increased 7% to $194 million compared with last year. The Global Institutional business reported moderate sales growth while Global Healthcare sales declined slightly.  Sales for the segment showed strong growth in Latin America with good gains in Asia Pacific and North America, which more than offset lower sales in EMEA.  When measured at public currency rates, Global Institutional sales were $1,049 million and operating income was $192 million.

Global Energy segment sales, when measured at fixed currency rates, grew 64% to $901 million in the second quarter 2013 and fixed currency operating income increased 66% to $131 million.  Acquisition adjusted fixed currency sales grew 14% led by growth in the upstream market, and acquisition adjusted fixed currency operating income increased 28%.  Results from the recently acquired Champion Technologies acquisition which closed April 10, 2013, exceeded expectations.  When measured at public currency rates, Global Energy sales were $896 million and operating income was $130 million.

Other segment sales, when measured at fixed currency rates, declined 5% to $180 million in the second quarter.  Fixed currency operating income decreased 4% to $26 million.  When adjusted for the sale of Vehicle Care in the fourth quarter 2012, second quarter 2013 fixed currency sales increased 5% with good results from both Global Pest Elimination and Equipment Care.  When adjusted for the sale of Vehicle Care, fixed currency operating income increased 12%.  When measured at public currency rates, Other segment reported sales were $180 million and reported operating income was $26 million.

The Corporate segment includes amortization from both the Nalco merger and Champion acquisition intangible assets and certain integration costs.  The Corporate segment also includes special gains and charges.  Special gains and charges for the second quarter 2013 were a net charge of $89 million ($65 million after-tax) and primarily consisted of restructuring charges, Nalco merger integration costs and Champion acquisition costs.  Special gains and charges for the second quarter 2012 of $45 million ($33 million after-tax) primarily consisted of charges for Nalco merger-related restructuring and integration costs as well as charges from the European restructuring plan previously announced in 2011.

The reported income tax rate for the second quarter 2013 was 24.6% and compared with the reported rate of 30.2% in the second quarter 2012.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate was 28.5% in the second quarter 2013 compared with 30.6% for the same period last year.  The improved tax rate was primarily the result of global tax planning actions, extension of the R&D tax credit and the geographic mix of income.

Ecolab reacquired 1.8 million shares of its common stock during the second quarter.

Business Outlook

2013

Ecolab increased its 2013 full-year adjusted earnings per share forecast to the $3.48 to $3.56 range, representing a 17% to 19% increase over the prior year.  Ecolab previously forecast 2013 earnings per share in a $3.45 to $3.55 range.

Special gains and charges for the full year 2013 are expected to be approximately a $0.45 per share net charge, primarily driven by restructuring charges, integration costs, the Venezuelan devaluation charge recorded in the first quarter, and discrete tax items recorded to date.  Future amounts related to discrete tax items for 2013, if any, are not currently quantifiable.

2013 — Third Quarter

Ecolab expects third quarter adjusted earnings per share in the $1.00 to $1.05 range, representing a 15% to 21% increase when compared with adjusted earnings per share of $0.87 a year ago.

Our detailed outlook for the third quarter 2013 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 46%
SG&A % of Sales	31% to 32%
Interest expense, net	$65 million to $70 million
Adjusted effective tax rate	28% - 29%
Adjusted EPS, excluding special gains and charges	$1.00 - $1.05
Diluted shares	approx. 307 million

We expect third quarter 2013 special gains and charges, including restructuring charges and integration costs, to be a net charge of approximately $0.10 per share.

Reported third quarter 2012 diluted earnings per share of $0.80 included special gains and charges and discrete tax items.  Excluding these items, third quarter 2012 adjusted diluted earnings per share were $0.87.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2012 sales of $12 billion and 44,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the second quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business prospects, including forecasted 2013 third quarter and full year business results, including adjusted gross margin, SG&A ratios to sales, interest expense, adjusted effective tax rate, adjusted earnings per share and diluted shares outstanding; and special gains and charges, including restructuring charges and integration costs.  These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. In addition, as it relates to the Champion acquisition, these risks and uncertainties include problems that may arise in successfully integrating the businesses of the company and Champion, which may result in the combined business not operating as effectively and efficiently as expected.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K for the year ended December 31, 2012, and the company’s other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk; our ability to integrate the Nalco merger and the Champion acquisition and to realize the anticipated benefits of these transactions; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures; exposure to global economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, acquisition adjusted fixed currency sales, adjusted gross margins, fixed currency operating income, adjusted operating income, adjusted fixed currency operating income, adjusted fixed currency operating income adjusted for acquisitions, adjusted effective tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share.

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, and significant in amount. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted gross margin, adjusted operating income, adjusted net income attributable to Ecolab and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because it excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future results.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales, acquisition adjusted fixed currency sales, fixed currency operating income, adjusted fixed currency operating income and adjusted fixed currency operating income adjusted for acquisitions measures eliminate the impact of exchange rate fluctuations on our international sales, acquisition adjusted sales, operating income, adjusted operating income and adjusted operating income adjusted for acquisitions, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2013.

Acquisition adjusted growth rates exclude the results of any acquired business, with the exception of Champion, for the first twelve months post acquisition and exclude the results of any divested businesses for the previous twelve months prior to divestiture. Specific to the Champion transaction, due to the rapid pace at which the business is being fully integrated within our Global Energy segment, including all customer selling activity, discrete financial data specific to the legacy Champion business is not necessarily available post acquisition. As such, to allow for the most meaningful period-over-period comparison, specific to the Champion transaction, Champion’s results for the comparable period of the prior year have been included for purposes of providing acquisition adjusted growth rates.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

SECOND QUARTER & SIX MONTHS ENDED JUNE 30

(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30%			June 30%
(millions, except per share)	2013	2012	Change	2013	2012	Change

Net sales	$3,337.8	$2,958.7	13%	$6,209.9	$5,769.6	8%

Cost of sales (1)	1,828.6	1,608.9	14%	3,393.5	3,222.9	5%
Selling, general and administrative expenses	1,083.3	981.7	10%	2,079.1	1,971.4	5%
Special (gains) and charges (1)	73.6	41.6		123.3	83.0
Operating income	352.3	326.5	8%	614.0	492.3	25%
Interest expense, net (1)	66.2	63.9	4%	127.7	150.0	-15%
Income before income taxes	286.1	262.6	9%	486.3	342.3	42%
Provision for income taxes	70.3	79.2	-11%	109.5	114.8	-5%
Net income including noncontrolling interest	215.8	183.4	18%	376.8	227.5	66%
Less: Net income (loss) attributable to noncontrolling interest (1)	2.7	(1.1)		4.1	(6.7)
Net income attributable to Ecolab	$213.1	$184.5	16%	$372.7	$234.2	59%

Earnings attributable to Ecolab per common share
Basic	$0.71	$0.63	13%	$1.25	$0.80	56%
Diluted	$0.69	$0.62	11%	$1.23	$0.79	56%

Weighted-average common shares outstanding
Basic	301.5	291.9	3%	298.5	291.7	2%
Diluted	307.4	298.2	3%	304.2	298.1	2%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

(millions)	2013	2012	2013	2012

Cost of sales
Restructuring	$1.6	$5.8	$3.6	$7.9
Recognition of inventory fair value step-up	13.6	(2.7)	13.6	71.2
Subtotal	15.2	3.1	17.2	79.1

Special (gains) and charges
Restructuring charges	45.0	25.9	63.5	52.4
Champion acquisition and integration costs	24.0	—	31.8	—
Nalco merger and integration costs	4.4	15.7	8.2	30.6
Venezuela currency devaluation	—	—	23.4	—
Litigation related charges and other	0.2	—	(3.6)	—
Subtotal	73.6	41.6	123.3	83.0

Operating income subtotal	88.8	44.7	140.5	162.1

Interest expense, net
Acquisition debt costs	0.3	—	2.5	—
Debt extinguishment costs	—	—	—	18.2
Subtotal	0.3	—	2.5	18.2

Net income attributable to noncontrolling interest
Venezuela currency devaluation	—	—	(0.5)	—
Recognition of Nalco inventory fair value step-up	—	—	—	(4.5)
Subtotal	—	—	(0.5)	(4.5)

Total	$89.1	$44.7	$142.5	$175.8

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

SECOND QUARTER ENDED JUNE 30

(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30			June 30
(millions)	2013	2012	% Change	2013	2012	% Change

Net Sales
Global Industrial	$1,220.2	$1,178.7	4%	$2,360.9	$2,308.6	2%
Global Institutional	1,054.9	1,028.5	3%	2,029.6	1,979.8	3%
Global Energy	901.0	550.1	64%	1,480.1	1,089.0	36%
Other	180.2	188.9	-5%	347.5	364.4	-5%
Subtotal at fixed currency rates	3,356.3	2,946.2	14%	6,218.1	5,741.8	8%
Currency impact	(18.5)	12.5		(8.2)	27.8
Consolidated	$3,337.8	$2,958.7	13%	$6,209.9	$5,769.6	8%

Operating Income
Global Industrial	$157.3	$134.1	17%	$274.4	$232.2	18%
Global Institutional	193.6	180.6	7%	338.9	313.5	8%
Global Energy	131.1	79.1	66%	209.9	161.2	30%
Other	26.2	27.4	-4%	46.8	47.3	-1%
Corporate	(152.6)	(95.2)		(253.5)	(262.5)
Subtotal at fixed currency rates	355.6	326.0	9%	616.5	491.7	25%
Currency impact	(3.3)	0.5		(2.5)	0.6
Consolidated	$352.3	$326.5	8%	$614.0	$492.3	25%

Note: The Corporate segment includes amortization from the Nalco merger and Champion acquisition intangible assets and certain integration costs. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

Effective in the first quarter of 2013, the company changed its reportable segments due to a change in its underlying organizational model designed to support the business following the Nalco merger and to facilitate global growth.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	June 30	December 31	June 30
(millions)	2013	2012	2012

Assets
Current assets
Cash and cash equivalents	$375.2	$1,157.8	$304.9
Accounts receivable, net	2,436.3	2,225.1	2,076.9
Inventories	1,373.3	1,088.1	1,071.7
Deferred income taxes	203.6	205.2	189.5
Other current assets	309.8	215.8	265.5
Total current assets	4,698.2	4,892.0	3,908.5

Property, plant and equipment, net	2,779.1	2,409.1	2,285.1
Goodwill	6,862.3	5,920.5	5,821.8
Other intangible assets, net	4,945.0	4,044.1	4,140.9
Other assets	369.7	306.6	309.1

Total assets	$19,654.3	$17,572.3	$16,465.4

Liabilities and Equity
Current liabilities
Short-term debt	$872.9	$805.8	$1,445.3
Accounts payable	912.0	879.7	785.1
Compensation and benefits	452.1	518.8	401.0
Income taxes	72.9	77.4	58.1
Other current liabilities	935.6	771.0	761.2
Total current liabilities	3,245.5	3,052.7	3,450.7

Long-term debt	6,635.3	5,736.1	4,879.2
Postretirement health care and pension benefits	1,231.6	1,220.5	994.0
Other liabilities	1,803.2	1,402.9	1,439.3
Total liabilities	12,915.6	11,412.2	10,763.2

Equity
Common stock	344.1	342.1	339.7
Additional paid-in capital	4,609.9	4,249.1	4,137.4
Retained earnings	4,255.9	4,020.6	3,677.5
Accumulated other comprehensive loss	(582.0)	(459.7)	(473.7)
Treasury stock	(1,960.4)	(2,075.1)	(2,059.1)
Total Ecolab shareholders’ equity	6,667.5	6,077.0	5,621.8
Noncontrolling interest	71.2	83.1	80.4
Total equity	6,738.7	6,160.1	5,702.2

Total liabilities and equity	$19,654.3	$17,572.3	$16,465.4

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2012	2012	2012	2012	2012	2012	2012
Diluted earnings per share, as reported (U.S. GAAP)	$0.17	$0.62	$0.79	$0.80	$1.58	$0.77	$2.35

Adjustments:
Special (gains) and charges (1)	0.33	0.11	0.44	0.07	0.51	0.14	0.65
Tax expense (benefits) (2)	0.00	(0.01)	(0.00)	(0.00)	(0.01)	(0.02)	(0.03)

Adjusted diluted earnings per share (Non-GAAP)	$0.50	$0.72	$1.22	$0.87	$2.09	$0.89	$2.98

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2013	2013	2013	2013	2013	2013	2013
Diluted earnings per share, as reported (U.S. GAAP)	$0.53	$0.69	$1.23

Adjustments:
Special (gains) and charges (3)	0.12	0.21	0.33
Tax expense (benefits) (4)	(0.05)	(0.04)	(0.09)

Adjusted diluted earnings per share (Non-GAAP)	$0.60	$0.86	$1.47

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2012 include restructuring charges of $21.4 million, $23.8 million, $14.7 million and $40.4 million, net of tax in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2012 also include $10.0 million, $8.8 million, $11.7 million and $15.5 million, net of tax, in the first, second, third and fourth quarters, respectively related to Nalco merger and integration costs. Special (gains) and charges for 2012 also include $56.3 million, net of tax, in first quarter, for the recognition of Nalco inventory fair value step-up. Special (gains) and charges for 2012 also include debt extinguishment costs of $11.4 million, net of tax, in the first quarter. Special (gains) and charges for 2012 also include $3.3 million and $12.7 million, net of tax in the third and fourth quarters, respectively, related to Champion acquisition costs. Special (gains) and charges for 2012, also include a net of tax gain of $8.1 million in the third quarter related to the sale of an investment in a U.S. business, originally sold prior to 2012. Special (gains) and charges for 2012 also include a net gain of $27.6 million, net of tax in the fourth quarter related to the sale of our Vehicle Care division offset partially by litigation related charges.

(2) First quarter 2012 tax expense includes various individually insignificant items, which net to total discrete tax expense of $1.4 million. Second quarter 2012 discrete tax net benefits of $2.6 million primarily include the impact of remeasurement of foreign deferred tax assets and liabilities due to the impact of tax rate changes resulting from a change in tax jurisdiction, offset partially by foreign audit settlements and adjustments. Third quarter 2012 discrete tax net benefits of $0.9 million primarily include net benefits from filing our 2011 U.S. federal tax return and a release of a valuation allowance related to a capital loss carryforward, partially offset by the remeasurement of certain deferred tax assets and liabilities resulting from changes in local country tax rates. Fourth quarter 2012 discrete tax net benefits of $7.1 million primarily include the remeasurement of deferred tax assets and liabilities due to the impact of tax rate changes resulting from a change in tax jurisdiction, as well as other various individually insignificant items.

(3) Special (gains) and charges for 2013 include restructuring charges of $14.1 million and $33.7 million, net of tax in the first and second quarters, respectively. Special (gains) and charges for 2013 also include $7.1 million and $17.1 million of costs in the first and second quarters of 2013, respectively, related to Champion acquisition and integration costs. Special (gains) and charges for 2013 also include $10.5 million, net of tax in the second quarter for the recognition of Champion inventory fair value step-up. Special (gains) and charges for 2013 also include $2.7 million and $3.0 million of costs in the first and second quarters of 2013, respectively, related to Nalco integration costs. Special (gains) and charges for the first quarter of 2013 also include $15.0 million, net of tax for the devaluation of Venezuelan currency. Special (gains) and charges for the first quarter of 2013 also includes a net gain of $2.5 million, net of tax related to other items.

(4) The first quarter 2013 discrete tax benefit of $15.5 million is driven primarily by net benefits related to the remeasurement of certain deferred tax assets and liabilities and the retroactive extension during first quarter 2013 of the U.S. R&D credit. The second quarter 2013 discrete tax net benefit of $12.1 million are driven primarily by the release of a valuation allowance related to the realizability of foreign deferred tax assets, law changes within a foreign jurisdiction and recognition of settlements related to our 2009 through 2010 U.S. income tax returns, offset partially by foreign audit adjustments.